Exhibit 99(c)

PACIFICORP

LETTER TO DEPOSITORY TRUST COMPANY PARTICIPANTS
FOR TENDER OF ALL OUTSTANDING

$350,000,000 6.10% FIRST MORTGAGE BONDS DUE 2036

IN EXCHANGE FOR
REGISTERED

$350,000,000 6.10% FIRST MORTGAGE BONDS DUE 2036

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                      , 2007, UNLESS EXTENDED (THE “EXPIRATION DATE”). BONDS TENDERED IN SUCH EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

To Depository Trust Company Participants:

We are enclosing a prospectus dated           , 2007 of PacifiCorp (the “Company”) and the related letter of transmittal. These two documents constitute the Company’s offer to exchange its $350,000,000 6.10% First Mortgage Bonds due 2036 (the “Exchange Bonds”), the issuance of which has been registered under the Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of its issued and outstanding $350,000,000 6.10% First Mortgage Bonds due 2036 (the “Original Bonds”) (the “Exchange Offer”). Additionally, we have included a notice of guaranteed delivery and a letter that may be sent to your clients for whose account you hold Original Bonds in your name or in the name of your nominee, with space provided for obtaining each such client’s instruction with regard to the Exchange Offer.

We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date unless extended.

The Exchange Offer for Original Bonds is not conditioned upon any minimum aggregate principal amount of Original Bonds being tendered for exchange.

Pursuant to the letter of transmittal, each holder of Original Bonds will represent to the Company that (i) any Exchange Bonds received are being acquired in the ordinary course of business of the person receiving such Exchange Bonds, (ii) such person does not have an arrangement or understanding with any person to participate in the distribution of the Original Bonds or the Exchange Bonds within the meaning of the Securities Act and (iii) such person is not an “affiliate,” as defined in Rule 405 under the Securities Act, of the Company or, if it is such an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. In addition, each holder of Original Bonds will represent to the Company that (i) if such person is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of Exchange Bonds and (ii) if such person is a broker-dealer that will receive Exchange Bonds for its own account in exchange for Original Bonds that were acquired as a result of market-making activities or other trading activities, it will deliver a prospectus in connection with any resale of such Exchange Bonds; however, by so acknowledging and by delivering a prospectus, it will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Letter to Clients contains an authorization by the beneficial owners of the Original Bonds for you to make the foregoing representations.

The Company will not pay any fee or commission to any broker or dealer or to any other persons (other than the Exchange Agent) in connection with the solicitation of tenders of Original Bonds pursuant to the Exchange Offer. The Company will pay or cause to be paid any transfer taxes payable on the transfer of Original Bonds to it, except as otherwise provided in Instruction 7 of the enclosed letter of transmittal.

Additional copies of the enclosed material may be obtained from the Exchange Agent.

Very truly yours,

PACIFICORP